UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2008 (March 7, 2008)

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	00051281	62-1815881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

381 Mallory Station Road Suite 207 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (615) 599-2274

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2008, the Board of Directors of Tennessee Commerce Bancorp, Inc. (the “Company”) placed George W. Fort, the Company’s Chief Financial Officer, on administrative leave with pay.  While Mr. Fort is on administrative leave, the Company expects him to cooperate fully in the independent reassessment of the Company’s internal control over financial reporting (“internal controls”) described in Item 8.01 below.

Effective March 7, 2008, H. Lamar Cox, the Company’s Chief Administrative Officer, was appointed by the Board to serve as acting Chief Financial Officer while Mr. Fort is on administrative leave.    Mr. Cox previously served as the Company’s Chief Financial Officer from January 2000 until August 2005.

Item 8.01.  Other Events.

Because of the increase in the Company’s market capitalization measured as of June 30, 2007, the Company became an “accelerated filer” under the rules of the Securities and Exchange Commission, which reduced the filing deadline for the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) from 90 to 75 days after year-end. Moreover, as an accelerated filer, the Company is required to comply with the extensive requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) for the first time as of December 31, 2007. This is also the first year that the Company is required to engage an independent registered accounting firm to provide an attestation report on management’s assessment of the effectiveness of the Company’s internal controls.

Management does not anticipate that the Company will be in a position to file the Company’s Form 10-K on or before the deadline of March 17, 2008 (or by any permitted extended deadline under SEC Rule 12b-25). The Company’s inability to file timely the Form 10-K results from management’s assessment that there are material weaknesses (as defined by applicable auditing standards adopted after passage of Sarbanes-Oxley and as further described below) in the Company’s internal controls, certain of which have been brought to the attention of the Company’s Audit Committee and KraftCPAs, PLLC, the independent registered public account firm engaged to audit the Company’s 2007 financials and internal controls (“Kraft”).

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses will prevent a conclusion by management that the Company’s internal controls were effective as of December 31, 2007 when management reports on the Company’s internal controls in the Form 10-K.  The identified material weaknesses relate to violations of certain policies by employees of Tennessee Commerce Bank, a wholly owned subsidiary of the Company (the “Bank”), in the areas of employee accounts, wire transfers, and asset/liability management.  The Company is in the process of remediating each of these areas of identified material weakness and all other control deficiencies identified to date in management’s assessment and testing of internal controls.

The Audit Committee has been actively investigating the facts surrounding the identified control deficiencies to ensure that management takes appropriate and effective corrective action to address all such control deficiencies, including noncompliance with policies of the Company and the Bank.   In this regard, the Audit Committee has engaged a qualified, independent audit firm to reassess the Company’s internal controls.  This additional assessment will result in a delay in the filing of the Company’s Form 10-K.

After the reassessment is completed, the Company intends to file the Form 10-K as soon as practicable.  Because the Company is not certain how long the reassessment will take, however, the Company cannot predict the timing of the Form 10-K filing at this time.

Nothing has been brought to the attention of management that causes them to believe that the identified control deficiencies have resulted in any material error in the Company’s unaudited and unreviewed financial statements for the year ended December 31, 2007, which the Company furnished with its Current Report on Form 8-K on January 31, 2008.  Management is also not aware of any other control deficiencies that would preclude reliance on these unaudited and unreviewed financial statements; however, because of the reassessment and the fact that management will not complete its report on internal controls pending the reassessment, the Company can provide no assurance that  additional control deficiencies that rise to the level of material weaknesses will not be reported when the Company’s Form 10-K is filed.

If, as is currently expected, the Form 10-K cannot be timely filed, then the Company will be obligated to provide written notice to The NASDAQ Stock Market LLC that it is not in compliance with Marketplace Rule 4310(c)(14).

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

99.1	Press Release Dated March 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.

By:	/s/ Arthur F. Helf
Arthur F. Helf
Chairman and Chief Executive Officer

Date: March 7, 2008